Exhibit 99.1

SANMINA CORPORATION ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

San Jose, California, May 20, 2014 – Sanmina Corporation (“Sanmina” or the “Company”) (Nasdaq GS: SANM) announced today that it has commenced a cash tender offer for any and all of its outstanding 7% Senior Notes due 2019 (CUSIP Nos. 800907 AQ0 and U80024 AE9) (the “Notes”), of which $500.0 million aggregate principal amount is outstanding, and a consent solicitation relating to certain amendments designed to, among other things, eliminate most of the restrictive covenants and certain events of default contained in the indenture governing the Notes (the “Offer”).  The terms and conditions of the Offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated May 20, 2014 (the “Offer to Purchase”) and the accompanying Consent and Letter of Transmittal dated May 20, 2014 (the “Consent and Letter of Transmittal”).  The Offer will expire at 11:59 p.m., New York City time, on June 17, 2014, unless extended or earlier terminated (such date and time, the “Expiration Date”).

Holders who validly tender and do not withdraw their Notes prior to 5:00 p.m., New York City time, on June 3, 2014, unless such date is extended (the “Consent Payment Deadline”), will be entitled to receive $1,055.83, payable in cash, for each $1,000.00 principal amount of Notes accepted for purchase, which amount includes a consent payment of $30.00 per $1,000.00 principal amount of Notes accepted for purchase.  Holders who validly tender their Notes after that time but prior to the Expiration Date will be entitled to receive $1,025.83, payable in cash, for each $1,000.00 principal amount of Notes accepted for purchase.  Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on June 3, 2014.

The Offer is subject to the satisfaction or waiver by us of certain conditions, including, among others, a financing condition.  In addition, the Offer is conditioned upon at least a majority in aggregate principal amount of the outstanding Notes being validly tendered (and not validly withdrawn) and the receipt of corresponding consents.

Subject to the terms and conditions set forth in the Offer to Purchase and accompanying Consent and Letter of Transmittal, holders who validly tender Notes will also receive accrued and unpaid interest to, but not including, the applicable settlement date.  The settlement date for Notes validly tendered (and not validly withdrawn) prior to the Consent Payment Deadline is expected to occur upon satisfaction or waiver by the Company of the conditions to the Offer, which is expected to be on or about June 4, 2014.

The Company has engaged BofA Merrill Lynch, as the dealer manager and solicitation agent for the Offer.  Persons with questions regarding the Offer should be directed to BofA Merrill Lynch toll-free at (888) 292-0070 or collect at (980) 388 3646 (attention: Debt Advisory).  Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 967-4612 or (212) 269-5550.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and the consent solicitation are being made solely by the Offer to Purchase and accompanying Consent and Letter of Transmittal.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Sanmina is a leading global provider of integrated manufacturing solutions, components, products and repair, logistics and after-market services.  Sanmina provides these comprehensive offerings primarily to original equipment manufacturers, in the following industries: communications networks, computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical, clean technology and automotive.  More information regarding Sanmina is available at http://www.sanmina.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs.  The forward-looking statements contained in this press release include statements about the Company’s intention to commence the Offer, the consideration for the Notes and the anticipated timing of the Offer.  Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release.  However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control.  The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:  risks associated with uncertainty as to whether the Offer will be completed, costs and potential litigation associated with the Offer, the inability to obtain or meet specific conditions imposed for the Offer, and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission.  We urge you to carefully consider the risks which are described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.